Exhibit 10.1


                              EMPLOYMENT AGREEMENT


            THIS AGREEMENT (the "Agreement"), made in New York, New York as of September 27, 2005, between Greg Manning Auctions, Inc., a Delaware corporation (the "Company"), and Jose Miguel Herrero ("Executive").

            WHEREAS, the Company desires to employ Executive as its President and Chief Executive Officer, and Executive desires to accept such employment on the terms and conditions hereinafter set forth;

            NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree as follows:

            1. Term.

                  Unless earlier terminated in accordance with Section 4 hereof, the term of this Agreement shall be the period commencing as of the date hereof and ending on June 30, 2008 (the "Term").

            2. Employment.

               (a) Employment by the Company; Director. Executive agrees to be employed by the Company during the Term upon the terms and subject to the conditions set forth in this Agreement. Executive shall serve as the President and Chief Executive Officer of the Company and shall report to the Board of Directors of the Company (the "Board of Directors"). Executive agrees to serve as a member of the Board of Directors, without additional remuneration (except as set forth in Section 3(n), if appointed or elected to such position.

               (b) Performance of Duties. Throughout the Term, Executive shall faithfully and diligently perform Executive's duties in conformity with the directions of the Company and serve the Company to the best of Executive's ability. Executive shall devote his full business time and best efforts to the business and affairs of the Company. In his capacity as the President and Chief Executive Officer of the Company, Executive shall have such duties and responsibilities as are customary for Executive's position and any other duties or responsibilities he may be assigned by the Board of Directors.

               (c) Place of Performance. Executive shall be based at the Company's offices in New York, New York. Executive recognizes that his duties will require, at the Company's expense, travel to domestic and international locations.

               (d) Position of Chairman of the Board of Directors.

                   (i) In the event the position of Chairman of the Board of Directors becomes available during the Term, the Board of Directors may, in its sole discretion,

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appoint Executive to such role. If Executive is appointed to such role, he shall
(A) continue to also serve as the Company's President and Chief Executive
Officer at the Company's offices in New York, New York, and (B) continue to receive the compensation and benefits provided for under Section 3 of this Agreement, except to the extent the terms of this Agreement are amended by the parties.

                   (ii) In the event the position of Chairman of the Board of Directors is offered to Executive during or at the end of the Term, the parties shall negotiate in good faith to determine an appropriate compensation package based on, among other things, the responsibilities, scope and expected time commitment of the position at such time.

                   (iii) In the event Executive is Chairman of the Board of Directors following the end of the Term, (A) Executive may perform the duties of such position either in New York, New York, or Madrid, Spain, and (B) such position may be either full-time or part-time (each of (A) and (B), at Executive's option).

            3. Compensation and Benefits.

               (a) Base Salary. The Company agrees to pay to Executive a base salary ("Base Salary") at the annual rate of $500,000 commencing as of July 1, 2005 and continuing through June 30, 2006. On each of July 1, 2006 and July 1, 2007, Executive's Base Salary shall be increased by an amount equal to the Base Salary in effect on June 30 of the applicable year multiplied by the percentage increase, if any, in the CPI as of June 30 for the fiscal year then ended as compared to the CPI as of June 30 for the fiscal year prior to the year then ended. For purposes of this Section 3(a), "CPI" means the "Consumer Price Index:
New York, New York, All Items - Urban Wage Earners and Clerical Workers," published by the United States Bureau of Labor Statistics of the United States Department of Labor. Payments of the Base Salary shall be payable in equal installments in accordance with the Company's standard payroll practices, provided that the Base Salary payments for the period between July 1, 2005 and the date hereof shall be included in the Base Salary payments for the initial payroll period of the Term.

               (b) Signing Bonus. Subject to the following sentence of this
Section 3(b), the Company shall pay a signing bonus of $690,000, payable in three installments as follows: (i) $200,000 shall be paid within ten days after the parties' execution of this Agreement, (ii) $245,000 shall be paid on June 30, 2006, and (iii) $245,000 shall be paid on July 2, 2007 (each individual payment, an "Installment Signing Bonus Payment" and the date each individual payment is scheduled to be made, an "Installment Signing Bonus Payment Date"). Notwithstanding the foregoing, (i) Executive must be employed by the Company on the Installment Signing Bonus Payment Date to be eligible to receive the corresponding Installment Signing Bonus Payment, and (ii) in the event Executive's employment terminates for any reason prior to June 30, 2008, Executive shall repay to the Company within thirty days following such termination a prorated portion of the immediately preceding Installment Signing Bonus Payment paid to Executive, based on the number of days Executive was employed between July 1 of the year such payment was made and June 30 of the following year, provided that Executive shall have no obligation to repay in whole or in part the initial Installment Signing Bonus Payment of $200,000.

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               (c) Retention Bonus. The Company shall pay Executive a cash retention bonus (the "Retention Bonus"), provided that Executive remains employed through June 30, 2008. The Retention Bonus shall be equal to (i) $391,500, less (ii) (A) 100,000 multiplied by (B) the Share Price Differential, provided that in no event shall such Retention Bonus be less than $300,000. For purposes of this Section 3(c), the "Share Price Differential" means the amount, if any, by which the closing price of the Company's common stock on July 1, 2005, exceeds the average of closing prices of the Company's common stock as reported in the Wall Street Journal for the period between June 1, 2008 and June 30, 2008. Payment of the Retention Bonus, if any, shall be made on July 31, 2008; provided, however, that if necessary to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the "Code"), and applicable administrative guidance and regulations, such payment shall be made on December 31, 2008.

               (d) Performance-Based Compensation. Executive will be eligible to receive performance-based compensation pursuant to the Jose Miguel Herrero Incentive Compensation Program set forth on Annex A hereto.

               (e) Benefits and Perquisites. Executive shall be entitled to participate in, to the extent Executive is otherwise eligible under the terms thereof, the benefit plans and programs, and receive the benefits and perquisites, generally provided by the Company to executives of the Company, including without limitation disability insurance and family medical insurance (subject to applicable employee contributions). Executive shall be entitled to receive thirty (30) days of annual paid vacation.

               (f) Business Expenses. The Company agrees to reimburse Executive for all reasonable and necessary travel, business entertainment and other business expenses incurred by Executive in connection with the performance of his duties under this Agreement. Such reimbursements shall be made by the Company on a timely basis upon submission by Executive of vouchers in accordance with the Company's standard procedures.

               (g) Car Lease. Executive may lease an automobile in his own name and at Company expense. Executive shall cause the vehicle to be properly insured and maintained. During Executive's employment hereunder, the Company shall reimburse Executive for all reasonable costs associated with such lease, including lease costs, costs of insurance, routine maintenance, and service and repair of the vehicle, provided that the Company's obligation pursuant to this
Section 3(g) shall not exceed $1,000 per month, plus the reasonable costs of parking.

               (h) Housing. Between the date this Agreement is executed and the date that Executive's family relocates to New York, New York (the "Family Relocation Date"), the Company shall make available to Executive, at the Company's expense, a furnished apartment in New York, New York, provided that such apartment shall also be available during such period for use by other senior executives of the Company and its affiliates when visiting New York, New York. Commencing on the Family Relocation Date and continuing throughout the period of Executive's employment hereunder, the Company shall make available to Executive, at the Company's expense, a furnished apartment in New York, New York for the exclusive use of Executive and his family.

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               (i) Trips to Spain. During Executive's employment hereunder, the
Company will reimburse the reasonable expenses of Executive and his family for two trips to Spain per year. Reimbursable expenses shall include reasonable expenses for business class round-trip tickets, transportation-related expenses and car rental.

               (j) Schools. During Executive's employment hereunder, the Company will reimburse the reasonable tuition-related expenses of Executive's two children, including tuition fees at a private school in the metropolitan New York City area.

               (k) Moving Expenses Following Termination of Employment. If Executive's employment terminates for any reason other than by the Company for Cause or by the Executive without Good Reason (as each such term is defined below), the Company will reimburse the reasonable moving expenses incurred by Executive within three months following such termination in connection with any relocation to Spain.

               (l) Other Relocation Expenses. During Executive's employment hereunder, the Company will reimburse other reasonable expenses incurred by Executive in connection with relocating to New York, New York after Executive's consultation with the Chairman of the Board of Directors.

               (m) Indemnification. The Company shall indemnify Executive, to the fullest extent permitted by law, for any and all liabilities to which he may be subject as a result of, in connection with or arising out of his employment by the Company hereunder, as well as the costs and expenses (including reasonable attorneys' fees) of any legal action brought or threatened to be brought against him or the Company as a result of, in connection with or arising out of such employment. Executive shall be entitled to the full protection of any insurance policies which the Company may elect to maintain generally for the benefit of its directors and officers.

               (n) Director Benefits. Executive shall be entitled to the benefits provided under the Company's Discretionary Compensation Policy for Employee-Directors and Certain Executive Officers.

               (o) Life Insurance Policy. During Executive's employment hereunder, the Company shall pay the premiums on a term life insurance policy on Executive's behalf in the principal amount of $1,000,000, provided that the Company's obligation with respect to such premiums shall not exceed $5,000 per annum. Executive shall be responsible for designating the beneficiary of such policy.

               (p) Discretion to Award Additional Compensation and Benefits. In the event that during the Growth Strategy development, there are any material changes in the size and complexity of the Company or other extraordinary circumstances, the Compensation Committee of the Board of Directors may determine in its sole discretion to award Executive a discretionary bonus or to increase the compensation and benefits provided for in this Agreement.

               (q) No Other Compensation or Benefits; Payment. The compensation and benefits specified in this Section 3 and in Section 5 of this Agreement shall be in lieu of any and all other compensation and benefits. Payment of all compensation and benefits to Executive specified in this Section 3 and in
Section 5 of this Agreement (i) shall be made in accordance with the relevant Company policies in effect from time to time to the extent the same are consistently applied, including normal payroll practices, and (ii) shall be subject to all legally required and customary withholdings.


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               (r) Cessation of Employment. In the event Executive shall cease to be employed by the Company for any reason, then Executive's compensation and benefits shall cease on the date of such event, except as otherwise specifically provided herein or in any applicable employee benefit plan or program or as required by law.

            4. Termination of Employment. Executive's employment hereunder may be terminated prior to the end of the Term under the following circumstances.

               (a) Death. Executive's employment hereunder shall terminate upon Executive's death.

               (b) Executive Becoming Totally Disabled. The Company may terminate Executive's employment hereunder at any time after Executive becomes "Totally Disabled." For purposes of this Agreement, Executive shall be "Totally Disabled" in the event Executive is unable to perform the duties and responsibilities contemplated under this Agreement for a period of 120 consecutive days due to physical or mental incapacity or impairment. During any period that Executive fails to perform Executive's duties hereunder as a result of incapacity due to physical or mental illness (the "Disability Period"), Executive shall continue to receive the compensation and benefits provided by
Section 3 of this Agreement until Executive's employment hereunder is terminated; provided, however, that the amount of base compensation and benefits received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under any disability benefit plan or program provided to Executive by the Company.

               (c) Termination by the Company for Cause. The Company may terminate Executive's employment hereunder for Cause at any time after providing written notice to Executive. For purposes of this Agreement, the term "Cause" shall mean any of the following: (i) Executive's neglect or failure or refusal to perform his duties under this Agreement (other than as a result of total or partial incapacity due to physical or mental illness); (ii) any act by or omission of Executive constituting gross negligence or willful misconduct in connection with the performance of his duties that could reasonably be expected to materially injure the reputation, business or business relationships of the Company or any of its affiliates; (iii) Executive's conviction (including conviction on a nolo contendre plea) of a felony or any crime involving, in the good faith judgment of the Company, fraud, dishonesty or moral turpitude; (iv) any material violation of the Company's Code of Ethics, as may be amended from time to time (the "Code of Ethics"); (v) the breach of an obligation set forth in Section 6; or (vi) any other material breach of this Agreement; provided, however, that a termination by the Company under Sections 4(c)(i) or 4(c)(vi) for Cause shall be effective only if, within 14 days following delivery of a written notice by the Company to Executive that the Company is terminating his employment for Cause, Executive has failed to cure the circumstances giving rise to Cause.

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               (d) Termination by the Company Without Cause. The Company may
terminate Executive's employment hereunder at any time for any reason or no reason by giving Executive thirty (30) days prior written notice of the termination. Following any such notice, the Company may reduce or remove any and all of Executive's duties, positions and titles with the Company.

               (e) Termination by Executive for Good Reason. Executive may terminate his employment hereunder for Good Reason at any time after providing written notice to the Company. For purposes of this Agreement, the term "Good Reason" shall mean any of the following: (i) the Company decreases or fails to pay the compensation or benefits described in Section 3; (ii) Executive no longer holds the office of President and Chief Executive Officer or an office of equivalent stature, or his functions and/or duties are materially diminished;
(iii) Executive's job site is relocated to a location which is more than fifty
(50) miles from New York, New York, unless the parties mutually agree to such relocation; (iv) a Change in Control (as defined below) occurs; or (v) the position of Chairman of the Board of Directors becomes available during the Term and (A) Executive is not appointed to that position, or (B) the Company fails to offer such position to Executive in accordance with Section 2(d)(ii); provided, however, that a termination by Executive for Good Reason shall be effective only if, within 14 days following delivery of a written notice by Executive to the Company that Executive is terminating his employment for Good Reason, the Company has failed to cure the circumstances giving rise to Good Reason.

               (f) Termination by Executive Without Good Reason. Executive may terminate his employment hereunder at any time for any reason or no reason by giving the Company ninety (90) days prior written notice of the termination. Following any such notice, the Company may reduce or remove any and all of Executive's duties, positions and titles with the Company, and any such reduction or removal shall not constitute Good Reason.

               (g) Change in Control. For purposes of this Agreement, "Change in Control" of the Company shall be conclusively deemed to have occurred if any of the following, and only if any of the following, shall have taken place:

                   (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended ("Exchange Act")), other than Afinsa Bienes Tangibles, S.A. ("Afinsa") or any of Afinsa's affiliates, the Executive, any person with whom Executive is or was acting in concert, or their respective designee(s) or affiliate(s) or any combination thereof, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities;

                   (ii) a merger or consolidation of the Company is consummated with any other corporation, other than (i) a merger or consolidation with any of its affiliates (including, but not limited to, Afinsa) or any of Afinsa's affiliates, (ii) a merger or consolidation which would result in the holders of voting securities of the Company outstanding immediately prior thereto continuing to hold more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, (iii) a merger or consolidation of the Company with any corporation 50% or more

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of the combined voting power of which is held by Afinsa, any of Afinsa's affiliates, Executive, any person with whom Executive is or was acting in concert, or their respective designee(s) or affiliate(s) or any combination thereof, or (iv) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) acquires more than 50% of the combined voting power of the Company's then outstanding securities or a reverse takeover; or

                   (iii) a complete liquidation of the Company occurs or a sale or disposition by the Company of all or substantially all of the Company's assets is consummated, provided that this provision shall not apply to a sale or disposition of the Company's assets to an affiliate of the Company (including, without limitation, Afinsa) or any of Afinsa's affiliates, if such affiliate agrees to succeed to the Company's obligations under this Agreement.

            5. Compensation Following Termination Prior to the End of the Term. In the event that Executive's employment hereunder is terminated prior to the end of the Term, Executive shall be entitled only to the following compensation and benefits upon such termination:

               (a) General. On any termination of Executive's employment, he shall be entitled to:

                   (i) any accrued but unpaid Base Salary for services rendered through the date of termination; provided, however, that in the event Executive's employment is terminated pursuant to Section 4(b), the amount of Base Salary received by Executive during the Disability Period shall be reduced by the aggregate amounts, if any, payable to Executive under any disability benefit plan or program provided to Executive by the Company;

                  (ii)     any vacation accrued to the date of termination;

                  (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with Sections 3(f), 3(g), 3(i), 3(j), and 3(l) of this Agreement; and

                  (iv) receive any benefits to which he may be entitled upon termination pursuant to the plans and programs referred to in Section 3(e) hereof in accordance with the terms of such plans and programs or as may be required by applicable law.

                  (v) any amounts payable in accordance with, and subject to, the Jose Miguel Herrero Incentive Compensation Program.


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               (b) Termination by Reason of Death. In the event that Executive's employment is terminated prior to the expiration of the Term by reason of Executive's death pursuant to Section 4(a), Executive's estate shall be entitled only to the following:

                   (i)     those items identified in Section 5(a);

                   (ii) A lump sum payment equal to twelve months of the Base Salary (as determined pursuant to Section 3(a)). Such sum shall be paid on or about sixty (60) days following the date of termination.

                   (iii) Payment of the Retention Bonus, provided that the Retention Bonus shall be equal to (A) $391,500, less
                           (B) (1) 100,000 multiplied by (2) the Early
                           Termination Share Price Differential. The "Early Termination Share Price Differential" means the amount, if any, by which the closing price of the Company's common stock on July 1, 2005, exceeds the average common stock price of the Company for the period between thirty days preceding the date of termination and the date of termination. Payment of the Retention Bonus pursuant to this Section 5(b)(iii), if any, shall be made thirty days following the date of termination. All stock prices shall be as reported in the Wall Street Journal, calculated as of the market close on the applicable dates.

               (c) Termination by the Company for Cause; Termination by Executive Without Good Reason. In the event that Executive's employment is terminated prior to the expiration of the Term by the Company for Cause pursuant to Section 4(c) or by Executive without Good Reason pursuant to Section 4(f), Executive shall be entitled only to those items identified in Section 5(a).

               (d) Termination by Reason of Executive Becoming Totally Disabled; Termination by the Company Without Cause; Termination by Executive for Good Reason; Failure to Appoint Executive to, or Continue Him in, the Position of Chairman of the Board of Directors at the End of the Term; The Company's Breach of Section 2(d)(ii). In the event that Executive's employment is terminated prior to the expiration of the Term by reason of Executive becoming Totally Disabled pursuant to Section 4(b), by the Company without Cause pursuant to
Section 4(d) or by Executive for Good Reason pursuant to Section 4(e), or the Company fails to appoint Executive to, or continue him in, the position of Chairman of the Board of Directors at the end of the Term (provided that Executive is employed through the end of the Term) or the Company fails to offer such position to Executive at the end of the Term in accordance with Section 2(d)(ii) (provided that Executive is employed through the end of the Term), Executive shall be entitled only to the following:

                   (i)     those items identified in Section 5(a);

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                   (ii)    the continued payment of the Base Salary (as
                           determined pursuant to Section 3(a)) for the greater of (A) the remainder of the Term, and (B) twelve months (such sums to be paid at the times and in the amounts such Base Salary would have been paid had Executive's employment not been terminated), provided that such period shall be for the greater of (A) the remainder of the Term, and (B) twenty-four months if
                           (1) Executive terminates his employment for Good Reason pursuant to Section 4(e)(v), or (2) (x) Executive is employed through the end of the Term, and (y) Executive is not appointed to, or the Company does not continue him in, the position of Chairman of the Board of Directors at the end of the Term or the Company fails to offer such position to Executive at the end of the Term in accordance with Section 2(d)(ii). Notwithstanding the foregoing, if necessary to comply with Section 409A(a)(2)(B)(i) of the Code, and applicable administrative guidance and regulations, the payment of such sums shall be made as follows: (A) no payments shall be made for a six-month period following the date of termination,
                           (B) an amount equal to six months of Base Salary shall be paid in a lump sum six months following the date of termination, and (C) during the period beginning six months following the date of termination through the period such payments are required to be made, payment of the Base Salary shall be made at the times and in the amounts such Base Salary would have been paid had Executive's employment not terminated.

                   (iii) Payment of the Retention Bonus, provided that (A) the Retention Bonus shall be equal to (1) $391,500, less
                           (2) (x) 100,000 multiplied by (y) the Early
                           Termination Share Price Differential, and (B) in no event shall such Retention Bonus be less than $300,000. Payment of the Retention Bonus pursuant to this Section 5(d)(iii), if any, shall be made thirty days following the date of termination; provided, however, that if necessary to comply with Section 409A(a)(2)(B)(i) of the Code, and applicable administrative guidance and regulations, such payment shall be made six months following the date of termination. All stock prices shall be as reported in the Wall Street Journal, calculated as of the market close on the applicable dates.

                   (iv) Notwithstanding the foregoing, in the event Executive's employment is terminated prior to the expiration of the Term by reason of Executive becoming Totally Disabled

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                           pursuant to Section 4(b), any amounts received by
                           Executive pursuant to this Section 5(d) shall be reduced by the aggregate amounts, if any, payable to Executive under any disability benefit plan or program provided to Executive by the Company.

               (e) Effect of Material Breach of Section 6 on Compensation and Benefits Following Termination of Employment Pursuant to Section 5. If, at the time of termination of Executive's employment for any reason prior to the expiration of the Term or any time thereafter, Executive is in material breach of any covenant contained in Section 6 hereof, Executive (or his estate, as applicable) shall not be entitled to any payment (or if payments have commenced, any continued payment) under Sections 5(b)(ii), 5(b)(iii), 5(d)(ii), or 5(d)(iii).

               (f) No Further Liability; Release. Payment made and performance by the Company in accordance with this Section 5 shall operate to fully discharge and release the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability with respect to Executive's employment and termination of employment. Other than providing the compensation and benefits provided for in accordance with this Section 5, the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to Executive or any other person under this Agreement. The payment of any amounts pursuant to this Section 5 (other than payments required by law) is expressly conditioned upon the delivery by Executive to the Company of a release in form and substance reasonably satisfactory to the Company of any and all claims Executive may have against the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives arising out of or related to Executive's employment by the Company and the termination of such employment.

            6. Exclusive Employment; Noncompetition; Nonsolicitation; Nondisclosure of Proprietary Information; Surrender of Records; Inventions and Patents; Code of Ethics.

               6.1 No Conflict; No Other Employment. During the period of Executive's employment with the Company, Executive shall not: (i) engage in any activity which conflicts or interferes with or derogates from the performance of Executive's duties hereunder nor shall Executive engage in any other business activity, whether or not such business activity is pursued for gain or profit and including service as a director of any other company, except as approved in advance in writing by the Company; provided, however, that Executive shall be entitled to manage his personal investments and otherwise attend to personal affairs, including charitable, social and political activities, in a manner that does not unreasonably interfere with his responsibilities hereunder, or (ii) accept or engage in any other employment, whether as an employee or consultant or in any other capacity, and whether or not compensated therefor.

               6.2 Noncompetition; Nonsolicitation.

               (a) Executive acknowledges and recognizes the highly competitive nature of the Company's business and that access to the Company's confidential records and

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proprietary information renders him special and unique within the Company's industry. In consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during (i) his employment with the Company and (ii) the length of time that Executive is receiving payments from the Company following the termination of his employment pursuant to Section 5, but in no event less than one year following the date of termination of his employment for any reason (the "Covered Time"), Executive shall not, directly or indirectly, engage (as owner, investor, partner, stockholder, employer, employee, consultant, advisor, director or otherwise) in any Competing Business, provided that the provisions of this Section 6.2(a) will not be deemed breached merely because Executive owns less than 1% of the outstanding common stock of a publicly-traded company. For purposes of this Agreement, "Competing Business" shall mean (i) any business in which the Company is currently engaged anywhere in the world, including but not limited to (A) the marketing, production and sale of collectibles, including numismatic and philatelic material, by auction, as merchant-dealer or otherwise, and (B) the marketing, production and sale of third-party and owned material by auction; and
(ii) any other business which the Company engages in anywhere in the world during the Term.

               (b) In further consideration of the payment by the Company to Executive of amounts that may hereafter be paid to Executive pursuant to this Agreement (including, without limitation, pursuant to Sections 3 and 5 hereof) and other obligations undertaken by the Company hereunder, Executive agrees that during his employment and the Covered Time, he shall not, directly or indirectly, (i) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or any of its affiliates to terminate his, her, or its relationship with the Company or such affiliate; (ii) solicit, encourage or attempt to solicit or encourage any of the employees, agents, consultants or representatives of the Company or any of its affiliates to become employees, agents, representatives or consultants of any other person or entity; (iii) solicit or attempt to solicit any customer, vendor or distributor of the Company or any of its affiliates with respect to any product or service being furnished, made, sold or leased by the Company or such affiliate; or (iv) persuade or seek to persuade any customer of the Company or any affiliate to cease to do business or to reduce the amount of business which any customer has customarily done or contemplates doing with the Company or such affiliate, whether or not the relationship between the Company or its affiliate and such customer was originally established in whole or in part through Executive's efforts. For purposes of this Section 6.2(b) only, the terms "customer," "vendor" and "distributor" shall mean a customer, vendor or distributor who has done business with the Company or any of its affiliates within twelve months preceding the termination of Executive's employment.

               (c) During Executive's employment with the Company and during the Covered Time, Executive agrees that upon the earlier of Executive's (i) negotiating with any Competitor (as defined below) concerning the possible employment of Executive by the Competitor, (ii) receiving an offer of employment from a Competitor, or (iii) becoming employed by a Competitor, Executive will
(A) immediately provide notice to the Company of such circumstances and (B) provide copies of Section 6 of this Agreement to the Competitor. Executive further agrees that the Company may provide notice to a Competitor of Executive's obligations under this Agreement, including without limitation Executive's obligations pursuant to Section 6 hereof. For purposes of this Agreement, "Competitor" shall mean any entity (other than the Company or any of its affiliates) that engages, directly or indirectly, in any Competing Business.

               (d) Executive understands that the provisions of this Section 6.2 may limit his ability to earn a livelihood in a business similar to the business of the Company or its affiliates but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement, including any amounts or benefits provided under Sections 3 and 5 hereof and other obligations undertaken by the Company hereunder, is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of Executive's education, skills and abilities, Executive agrees that he will not assert in any forum that such provisions prevent him from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

               6.3 Proprietary Information. Executive acknowledges that during the course of his employment with the Company he will necessarily have access to and make use of proprietary information and confidential records of the Company and its affiliates. Executive covenants that he shall not during the Term or at any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than the Company, nor otherwise disclose, any proprietary information to any individual or entity, unless such disclosure has been authorized in writing by the Company or is otherwise required by law. Executive acknowledges and understands that the term "proprietary information" includes, but is not limited to: (a) the software products, programs, applications, and processes utilized by the Company or any of its affiliates;
(b) the name and/or address of any customer or vendor of the Company or any of its affiliates or any information concerning the transactions or relations of any customer or vendor of the Company or any of its affiliates with the Company or such affiliate or any of its or their partners, principals, directors, officers or agents; (c) any information concerning any product, technology, or procedure employed by the Company or any of its affiliates but not generally known to its or their customers, vendors or competitors, or under development by or being tested by the Company or any of its affiliates but not at the time offered generally to customers or vendors; (d) any information relating to the computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans of the Company or any of its affiliates; (e) any information which is generally regarded as confidential or proprietary in any line of business engaged in by the Company or any of its affiliates; (f) any business plans, budgets, advertising or marketing plans; (g) any information contained in any of the written or oral policies and procedures or manuals of the Company or any of its affiliates; (h) any information belonging to customers or vendors of the Company or any of its affiliates or any other person or entity which the Company or any of its affiliates has agreed to hold in confidence; (i) any inventions, innovations or improvements covered by this Agreement; and (j) all written, graphic and other material relating to any of the foregoing. Executive acknowledges and understands that information that is not novel or copyrighted or patented may nonetheless be proprietary information. The term "proprietary information" shall not include information generally available to and known by the public or information that is or becomes available to Executive on a non-confidential basis from a source other than the Company, any of its affiliates, or the directors, officers, employees, partners, principals or agents of the Company or any of its affiliates (other than as a result of a breach of any obligation of confidentiality).

               6.4 Confidentiality and Surrender of Records. Executive shall not during the Term or at any time thereafter (irrespective of the circumstances under which Executive's employment by the Company terminates), except as required by law, directly or indirectly publish, make known or in any fashion disclose any confidential records to, or permit any inspection or copying of confidential records by, any individual or entity other than in the course of such individual's or entity's employment or retention by the Company. Upon termination of employment for any reason or upon request by the Company, Executive shall deliver promptly to the Company all property and records of the Company or any of its affiliates, including, without limitation, all confidential records. For purposes hereof, "confidential records" means all correspondence, reports, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in Executive's possession or under his control or accessible to him which contain any proprietary information. All property and records of the Company and any of its affiliates (including, without limitation, all confidential records) shall be and remain the sole property of the Company or such affiliate during the Term and thereafter.

               6.5 Inventions and Patents. All inventions, innovations or improvements (including policies, procedures, products, improvements, software, ideas and discoveries, whether patent, copyright, trademark, service mark, or otherwise) conceived or made by Executive, either alone or jointly with others, in the course of his employment by the Company, belong to the Company. Executive will promptly disclose in writing such inventions, innovations or improvements to the Company and perform all actions reasonably requested by the Company to establish and confirm such ownership by the Company, including, but not limited to, cooperating with and assisting the Company in obtaining patents, copyrights, trademarks, or service marks for the Company in the United States and in foreign countries.

               6.6 Enforcement. Executive acknowledges and agrees that, by virtue of his position, his services and access to and use of confidential records and proprietary information, any violation by him of any of the undertakings contained in this Section 6 would cause the Company and/or its affiliates immediate, substantial and irreparable injury for which it or they have no adequate remedy at law. Accordingly, Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 6. Executive waives posting by the Company or its affiliates of any bond otherwise necessary to secure such injunction or other equitable relief. Rights and remedies provided for in this Section 6 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

               6.7 Code of Ethics. Nothing in this Section 6 is intended to limit, modify or reduce Executive's obligations under the Code of Ethics. Executive's obligations under this Section 6 are in addition to, and not in lieu of, Executive's obligations under the Code of Ethics. To the extent there is any inconsistency between this Section 6 and the Code of Ethics which would permit Executive to take any action or engage in any activity pursuant to this Section 6 which he would be barred from taking or engaging in under the Code of Ethics, the Code of Ethics shall control.

            7. Key Man Insurance. Executive recognizes and acknowledges that the Company or its affiliates may seek and purchase one or more policies providing key man life insurance with respect to Executive, the proceeds of which would be payable to the Company or such affiliate. Executive hereby consents to the Company or its affiliates seeking and purchasing such insurance and will provide such information, undergo such medical examinations (at the Company's expense), execute such documents, and otherwise take any and all actions reasonably necessary or desirable in order for the Company or its affiliates to seek, purchase, and maintain in full force and effect such policy or policies.

            8. Assignment and Transfer.

               (a) Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company without Executive's consent to, any purchaser of all or substantially all of the Company's business or assets, or to any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise).

               (b) Executive. The parties hereto agree that Executive is obligated under this Agreement to render personal services during the Term of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Agreement special value. Executive's rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive's estate.

            9. Miscellaneous.

               (a) Other Obligations. Executive represents and warrants that neither Executive's employment with the Company nor Executive's performance of Executive's obligations hereunder will conflict with or violate or otherwise are inconsistent with any other obligations, legal or otherwise, which Executive may have. Executive covenants that he shall perform his duties hereunder in a professional manner and not in conflict or violation, or otherwise inconsistent with other obligations legal or otherwise, which Executive may have.

               (b) Nondisclosure; Other Employers. Executive will not disclose to the Company, use, or induce the Company to use, any proprietary information, trade secrets or confidential business information of others. Executive represents and warrants that Executive does not possess any property, proprietary information, trade secrets and confidential business information belonging to any prior employers.

               (c) Cooperation. Following termination of employment with the Company for any reason, Executive shall cooperate with the Company, as requested by the Company, to effect a transition of Executive's responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

               (d) Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided to him under Section 5 of this Agreement by seeking other employment or otherwise, nor shall the amount of any payments provided to Executive under

Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer after the termination of Executive's employment or otherwise, except as otherwise provided in Section 5(d)(iv).

               (e) Protection of Reputation. During the Term and thereafter, Executive agrees that he will take no action which is intended, or would reasonably be expected, to harm the Company or any of its affiliates or its or their reputation or which would reasonably be expected to lead to unwanted or unfavorable publicity to the Company or its affiliates.

               (f) Governing Law. This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the internal laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction, without regard to the principles of conflicts of law or where the parties are located at the time a dispute arises.

               (g) Arbitration.

                   (i) General. Executive and the Company specifically, knowingly, and voluntarily agree that they shall use final and binding arbitration to resolve any dispute (an "Arbitrable Dispute") between Executive, on the one hand, and the Company (or any affiliate of the Company), on the other hand. This arbitration agreement applies to all matters relating to this Agreement and Executive's employment with and/or termination of employment from the Company, including without limitation disputes about the validity, interpretation, or effect of this Agreement, or alleged violations of it, any payments due hereunder and all claims arising out of any alleged discrimination, harassment or retaliation, including, but not limited to, those covered by Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the Americans With Disabilities Act or any other federal, state or local law relating to discrimination in employment.

                   (ii) Injunctive Relief. Notwithstanding anything to the contrary contained herein, the Company and any affiliate of the Company (if applicable) shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction to enforce Section 6 of this Agreement. For purposes of seeking enforcement of Section 6, the Company and Executive hereby consent to the jurisdiction of any state or federal court sitting in the City, County and State of New York.

                   (iii) The Arbitration. Any arbitration pursuant to this
                         Section 9(g) will take place in New York, New York, under the auspices of the American Arbitration Association, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect, and before a panel of three arbitrators selected in accordance with such rules. Judgment upon the award rendered by the arbitrators may be entered in any state or federal court sitting in the City, County and State of New York.

                   (iv)  Fees and Expenses. In any arbitration pursuant to this
                         Section 9(g), each party shall be responsible for the fees and expenses of its own attorneys and witnesses, and the fees and expenses of the arbitrators shall be divided equally between the Company, on the one hand, and Executive, on the other hand.

                   (v) Exclusive Forum. Except as permitted by Section 9(g)(ii) hereof, arbitration in the manner described in this Section 9(g) shall be the exclusive forum for any Arbitrable Dispute. Except as permitted by Section 9(g)(ii), should Executive or the Company attempt to resolve an Arbitrable Dispute by any method other than arbitration pursuant to this Section 9(g), the responding party shall be entitled to recover from the initiating party all damages, expenses, and attorneys' fees incurred as a result of that breach.

               (h) Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto in respect of Executive's employment and supersedes, cancels and annuls any prior or contemporaneous written or oral agreements, understandings, commitments and practices between them respecting Executive's employment, including all prior employment agreements between the Company and Executive, which agreement(s) hereby are terminated and shall be of no further force or effect.

               (i) Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and, on behalf of the Company, by its duly authorized officer.

               (j) Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction or arbitration panel to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. If any provision of this Agreement, or any part thereof, is held to be invalid or unenforceable because of the scope or duration of or the area covered by such provision, the parties hereto agree that the court or arbitration panel making such determination shall reduce the scope, duration and/or area of such provision (and shall substitute appropriate provisions for any such invalid or unenforceable provisions) in order to make such provision enforceable to the fullest extent permitted by law and/or shall delete specific words and phrases, and such modified provision shall then be enforceable and shall be enforced. The parties hereto recognize that if, in any judicial or arbitral proceeding, a court or arbitration panel shall refuse to enforce any of the separate covenants contained in this Agreement, then that invalid or unenforceable covenant contained in this Agreement shall be deemed eliminated from these provisions to the extent necessary to permit the remaining separate covenants to be enforced. In the event that any court or arbitration panel determines that the time period or the area, or both, are unreasonable and that any of the covenants is to that extent invalid or unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable.

               (k) Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive. As used herein, the words "day" or "days" shall mean a calendar day or days.

               (l) Nonwaiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by its duly authorized officer.

               (m) Notices. Any notice required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or if sent by registered or certified mail, postage prepaid, with return receipt requested, addressed: (i) in the case of the Company, to Greg Manning Auctions, Inc., 775 Passaic Avenue, West Caldwell, New Jersey 07006, attn.: General Counsel, with a copy to Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, attn.: Scott S. Rosenblum, Esq.; and (ii) in the case of Executive, to Executive's last known address as reflected in the Company's records, or to such other address as Executive shall designate by written notice to the Company. Any notice given hereunder shall be deemed to have been given at the time of receipt thereof by the person to whom such notice is given if personally delivered or at the time of mailing if sent by registered or certified mail.

               (n) Assistance in Proceedings, Etc. Executive shall, without additional compensation, during and after the Term, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any legal or quasi-legal proceeding, including any external or internal investigation, involving the Company or any of its affiliates.

               (o) Survival. Cessation or termination of Executive's employment with the Company shall not result in termination of this Agreement. The respective obligations of Executive and the Company as provided in Sections 3(b) (second sentence only), 3(k), 5, 6, 8 and 9 of this Agreement shall survive cessation or termination of Executive's employment hereunder.

               (p) Section 409A of the Code. Executive and the Company agree that in the event the Company reasonably determines that the terms hereof would result in Executive being subject to tax under Section 409A of the Code, Executive and the Company shall negotiate in good faith to amend this Agreement to the extent necessary to prevent the assessment of any such tax, including by delaying the payment dates of any amounts hereunder.

            IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed on its behalf by an individual thereunto duly authorized and Executive has duly executed this Agreement, all as of the date and year first written above.



GREG MANNING AUCTIONS, INC.                  EXECUTIVE:


By: /s/ Larry Crawford                       /s/ Jose Miguel Herrero
   ----------------------------------       -------------------------------
   Name: Larry Crawford                     Jose Miguel Herrero
   Title: Chief Financial Officer and
   Executive Vice President

                                     ANNEX A

               Jose Miguel Herrero Incentive Compensation Program

            1. Introduction

            This Jose Miguel Herrero Incentive Compensation Program (the "Program") is established by Greg Manning Auctions, Inc. (the "Company") to provide Jose Miguel Herrero ("Executive") with "performance-based compensation" within the meaning of Section 162(m)(4) of the Internal Revenue Code of 1986, as amended (the "Code"). The Program has been approved by a committee of the Company's Board of Directors comprised solely of at least two independent directors (the "Committee") and is subject to approval by the shareholders of the Company. Prior to any payment under the Program, the Committee shall certify the amount of the Performance Bonus (as defined below) and/or the Long-Term Incentive Award (as defined below) to which Executive is entitled.

            This Program is an Annex to the employment agreement between Executive and the Company, dated as of September 27, 2005 (the "Employment Agreement"), and the provisions of the Employment Agreement, including without limitation, with respect to arbitration of disputes, shall apply to this Program to the extent not inconsistent with the terms of the Program.

            2. Performance Bonus.

            The Company shall pay Executive an annual performance cash bonus (the "Performance Bonus") for each fiscal year during the Term equal to (1) the lesser of 1% of the Company Pre-Tax Income (as defined below) and $400,000 (the "Base Bonus Amount"), (2) as adjusted by the Performance Bonus Adjustment (as defined below), if any.

                 (a) The term "Company Pre-Tax Income" shall mean the net income of the Company before taxes and deductions for any bonus paid under the Program, determined by the Company in accordance with its standard accounting practices.

                 (b) The term "Performance Bonus Adjustment" shall mean (1) if the Average Closing Price (as defined below) for the Company's common stock for the thirty-day period ending on the last day of the fiscal year is at least 15% greater than the Average Closing Price for the thirty-day period ending on the first day of the fiscal year, then the Base Bonus Amount shall be increased by 15%; (2) if the Average Closing Price for the thirty-day period ending on the last day of the fiscal year is less than 15% greater than the Average Closing Price for the thirty-day period ending on the first day of the fiscal year (but has increased over such period), then the Base Bonus Amount shall not be adjusted; and (3) if the Average Closing Price for the thirty-day period ending on the last day of the fiscal year is less than the Average Closing Price for the thirty-day period ending on the first day of the fiscal year, then the Base Bonus Amount shall be decreased by 15%.

                 (c) The Performance Bonus shall be paid within thirty days following the issuance of financial statements for the fiscal year in respect of which such bonus is payable, provided that in no event shall the Performance Bonus be paid later than the March 14 next occurring following the end of such fiscal year.

                 (d) Except as provided below, Executive must be employed by the Company on the last day of the fiscal year to be eligible for the Performance Bonus.

            3. Long-Term Incentive Award.

                 (a) The Company will pay to Executive in shares of the Company's common stock (the "Long-Term Incentive Award") an amount equal to the greater of:

                      (i) (A) the product of (1) 1/2, multiplied by (2) 200,000, multiplied by (3) the appreciation in stock price, if any, between (x) the closing price of the common stock of the Company on July 1, 2005, and (y) the Average Closing Price for the period between June 1, 2008 and June 30, 2008, minus (B) $300,000; and

                      (ii) the sum of

                             (A) the product of (1) 1/2, multiplied by (2) 200,000, multiplied by (3) 1/3, multiplied by (4) the appreciation in stock price, if any, between
                             (x) the closing price of the common stock of the Company on July 1, 2005, and (y) the Average Closing Price for the period between June 1, 2006 and June 30, 2006, plus

                             (B) the product of (1) 1/2, multiplied by (2) 200,000, multiplied by (3) 1/3, multiplied by (4) the appreciation in stock price, if any, between
                             (x) the closing price of the common stock of the Company on July 1, 2005, and (y) the Average Closing Price for the period between June 1, 2007 and June 29, 2007, plus

                             (C) the product of (1) 1/2, multiplied by (2) 200,000, multiplied by (3) 1/3, multiplied by (4) the appreciation in stock price, if any, between
                             (x) the closing price of the common stock of the Company on July 1, 2005, and (y) the Average Closing Price for the period between June 1, 2008 and June 30, 2008,

                     minus $300,000.

                  (b) Payment of the Long-Term Incentive Award, if any, shall be made on July 31, 2008; provided, however, that if necessary to comply with
Section 409A(a)(2)(B)(i) of the Code, and applicable administrative guidance and regulations, such payment shall be made on December 31, 2008. The number of shares payable to Executive shall be based on the closing price of the Company's common stock on June 30, 2008.

                  (c) Except as provided below, Executive must be employed by the Company on June 30, 2008 to be eligible for the Long-Term Incentive Award.

            4. Termination of Employment.

                  (a) Subject to Sections 4(c) and 4(d) below, if Executive's employment terminates for any reason other than by the Company for Cause or by the Executive without Good Reason (as each such term is defined in the Employment Agreement), Executive shall be entitled to:

                      (i) any Performance Bonus not yet paid for any fiscal year ending prior to the date of Executive's termination of employment (payable as and when such bonus would have been paid had Executive's employment continued);

                      (ii) a prorated portion of the Performance Bonus for the fiscal year in which Executive's employment terminated, based on the number of days Executive was employed by the Company in such fiscal year (the Performance Bonus to be otherwise calculated and paid in accordance with, and subject to, the Program); and

                      (iii) payment of the Long-Term Incentive Award in accordance with, and subject to, Section 3 of the Program, provided that in such a case the Company will pay to Executive in shares of the Company's common stock an amount equal to (A) the product of (1) 1/2, multiplied by (2) 200,000, multiplied by (3) the appreciation in stock price, if any, between (x) the closing price of the common stock of the Company on July 1, 2005, and (y) the Average Closing Price for the 30-day period preceding the date of termination, minus (B) $300,000. Payment of the Long-Term Incentive Award, if any, shall be made thirty days following the date of termination; provided, however, if necessary to comply with Section 409A(a)(2)(B)(i) of the Code, and applicable administrative guidance and regulations, such payment shall be made six months following the date of termination.

                  (b) If Executive's employment is terminated by the Company for Cause or by Executive without Good Reason, Executive shall be entitled only to any Performance Bonus not yet paid for any fiscal year ending prior to the date of Executive's termination of employment (payable as and when such bonus would have been paid had Executive's employment continued).

                  (c) The payment of any amounts pursuant to Sections 4(a)(ii) and (iii) hereof is expressly conditioned upon the delivery by Executive to the Company of a release in form and substance reasonably satisfactory to the Company of any and all claims Executive may have against the Company and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives arising out of or related to Executive's employment by the Company and the termination of such employment.

                  (d) If, at the time of termination of Executive's employment for any reason or any time thereafter, Executive is in material breach of any covenant contained in

Section 6 of the Employment Agreement, Executive (or his estate, as applicable) shall not be entitled to any payment (or if payments have commenced, any continued payment) under Sections 4(a)(ii) and (iii) hereof.

            5. Average Closing Price.

            For purposes of the Program, "Average Closing Price" with respect to a specified period of time shall mean the average of closing prices of the Company's common stock as reported in the Wall Street Journal for those dates during the specified period on which the national stock exchanges are open for business.